Marina Biotech Announces Worldwide Non-Exclusive Licensing Agreement for Nucleic Acid Chemistry

Bothell, WA, August 3, 2012 – Marina Biotech, Inc. (OTCQX: MRNA), a leading nucleic acid-based drug discovery and development company, announced today that it has entered into a licensing agreement with Novartis for Marina Biotech’s Conformationally Restricted Nucleotide (CRN) technology for the development of both single- and double-stranded oligonucleotide therapeutics. Marina Biotech will receive $1 million in upfront fees for the non-exclusive license.

“We are pleased to enter into this agreement with Novartis, a global leader in the development of human therapeutics,” stated J. Michael French, President and Chief Executive Officer of Marina Biotech. “Marina’s CRN is quite versatile and can be used to create stable, highly active oligonucleotide therapeutics and, in particular, both single- and double-stranded oligos. We view this license as yet another important validation of our nucleic acid-based drug discovery.”

About Marina Biotech, Inc.

Marina Biotech is a biotechnology company focused on the development and commercialization of oligonucleotide-based therapeutics utilizing multiple mechanisms of action including RNA interference (RNAi) and messenger RNA translational blocking. The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and two preclinical programs -- in bladder cancer and malignant ascites. Marina Biotech entered into an exclusive agreement with The Debiopharm Group for the development and commercialization of the bladder cancer program. In addition, Marina Biotech has entered into an agreement with both Mirna Therapeutics and ProNAi Therapeutics to license Marina Biotech’s SMARTICLES® technology for the delivery of microRNA mimics and DNAi, respectively. Marina Biotech recently announced exclusive licensing agreements with Monsanto Company for Marina Biotech’s delivery and chemistry technologies and with Girindus America for the supply of CRN-based oligonucleotides. Marina Biotech's goal is to improve human health through the development of RNAi- and oligonucleotide-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at http://www.marinabio.com.

Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding in the near term; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech's most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

Contact:

J. Michael French
Chief Executive Officer
(425) 908-3642
jmfrench@marinabio.com